Exhibit 10.71

Security Agreement

As of May 19, 2006, for value received, TECSTAR MANUFACTURING CANADA LIMITED, a Nova Scotia limited company (“Company”) grants to COMERICA BANK, a Michigan banking corporation and an authorized foreign bank under the Bank Act (Canada), as Agent for the Banks (as defined below) (in such capacity the “Agent”), by way of mortgage, charge and transfer, a continuing security interest in all present and after acquired personal property and undertaking of Company including, without limitation, the Collateral (as defined below) on the terms set out in this Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) to secure payment when due, whether by stated maturity, demand, acceleration or otherwise, of all existing and future indebtedness of Company to the Agent and the Banks (“Indebtedness”). “Banks” shall mean the lenders from time to time party to the Second Amended and Restated Credit Agreement dated as of May 19, 2006 by and among Tecstar Automotive Group, Inc. (“Borrower”), the Agent and such lenders (as amended, modified or amended and restated from time to time). Indebtedness includes, without limitation, any and all obligations and liabilities of Company to the Agent and the Banks, whether absolute or contingent, direct or indirect, voluntary or involuntary, liquidated or unliquidated, joint or several, known or unknown, as principal or surety; any and all obligations or liabilities for which Company would otherwise be liable to the Agent and the Banks were it not for the invalidity or unenforceability of them by reason of any bankruptcy, insolvency or other law, or for any other reason; any and all amendments, modifications, renewals and/or extensions of any of the above; all costs and expenses incurred by Agent and the Banks in establishing, determining, continuing, or defending the validity or priority of its security interest, or in pursuing its rights and remedies under this Agreement or under any other agreement between Agent and the Banks and Company or made of by Company in favour of Bank or in connection with any proceeding involving the Agent and the Banks as a result of any financial accommodation to Company; and all other costs and expenses of collecting Indebtedness including, without limitation, legal fees. Company agrees to pay Agent all such costs and expenses incurred by Agent and the Banks, immediately upon demand and, until paid, all costs and expenses shall bear interest at the highest per annum rate applicable to any of the Indebtedness, but not in excess of the maximum rate permitted by law. Any reference in this Agreement to legal fees shall be deemed a reference to solicitor and client costs, fees, costs and expenses of both in-house and outside counsel and paralegals, whether or not a suit or action is instituted, and to court costs if a suit or action is instituted, and whether legal fees or court costs are incurred at the trial court level, on appeal, in a bankruptcy, administrative or probate proceeding or otherwise.

SECTION 1. COLLATERAL

1.1

Collateral shall include all of the present and after acquired personal property and undertaking of Company, wherever located, including without limitation all Goods (including all parts, accessories, attachments, special tools, additions and Accessions thereto), Chattel Paper, Money, Documents of Title (whether negotiable or not), Instruments, Intangibles and Securities now owned or hereafter owned or acquired by or on behalf of Company (including such as may be returned to or repossessed by Company) and in all Proceeds and renewals thereof, accretions thereto and substitutions therefor including, without limitation, all of the following now owned or hereafter owned or acquired by or on behalf of Company:

(1)	all Inventory of whatever kind and wherever situate,

(2)	all Equipment of whatever kind and wherever situate including, without limitation, all machinery, tools, apparatus, plant, furniture, fixtures and vehicles of whatsoever nature or kind,

(3)	all claims, book accounts and book debts and generally all accounts, debts, dues, claims, choses in action and demands of every nature and kind howsoever arising or secured including letters of credit and advices of credit which are now due, owing or accruing or growing due to or owned by or which may hereafter become due, owing or accruing or growing due to or owned by Company (“Debts”),

(4)	all deeds, documents, writings, papers, ledgers, books of account, records, computer printouts, microfilm, microfiche and other computer prepared information and other books relating to or being evidence or records of Debts, Chattel Paper or Documents of Title or by which such are or may hereafter be secured, evidenced, acknowledged or made payable,

(5)	all contractual rights and insurance claims and all goodwill;

(6)	all patents, industrial designs, trade-marks, trade secrets and know-how including without limitation environmental technology and biotechnology, confidential information, trade-names, goodwill, copyrights, personality rights, plant breeders’ rights, integrated circuit topographies, software and all other forms of intellectual and industrial property, and any registrations and applications for registration of any of the foregoing (collectively “Intellectual Property”); and

(7)	specific items listed below and/or on attached Schedule “A”, if any, is/are also included in Collateral:

(as used in this Agreement, all of the foregoing, the “Collateral”)

1.2	The security interest granted hereby shall not extend or apply to, and Collateral shall not include, the last day of the term of any lease or agreement therefor but upon the enforcement of the security interest Company shall stand possessed of such last day in trust and assign the same to any person acquiring such term.

1.3	The terms “Goods”, “Chattel Paper”, “Money”, “Document of Title”, “Equipment”, “Consumer Goods”, “Instrument”, “Intangible”, “Security”, “Proceeds”, “Inventory”, and

“Accessions” whenever used herein shall be interpreted pursuant to their respective meanings ascribed to them in the Personal Property Security Act (Ontario), as amended from time to time, which Act, including amendments thereto and any Act substituted therefor and amendments thereto is herein referred to as the “PPSA.” Provided always that the term “Goods” when used herein shall not include Consumer Goods of Company. Any reference herein to “Collateral” shall, unless the context otherwise requires, be deemed a reference to “Collateral or any part thereof’. The term “Proceeds” whenever used herein and interpreted as above shall by way of example include trade-ins, Equipment, cash, bank accounts, notes, Chattel Paper, Goods, contract rights, accounts and any other personal property or obligation received when such Collateral or Proceeds are sold, exchanged, collected or otherwise disposed of.

SECTION 2. WARRANTIES, COVENANTS AND AGREEMENTS

2.1	Company shall furnish to Agent, in form and at intervals as Agent may request, any information Agent may reasonably request and allow Agent to examine, inspect, and copy any of Company’s books and records. Company shall, at the request of Agent, mark its records and the Collateral to clearly indicate the security interest of Agent under this Agreement.

2.2	At the time any Collateral becomes, or is represented to be, subject to a security interest in favour of Agent, Company shall be deemed to have warranted that (a) Company is the lawful owner of the Collateral and has the right and authority to subject it to a security interest granted to Bank; (b) none of the Collateral is subject to any security interest other than that in favour of Bank, and encumbrances listed on Schedule “B” (the “Encumbrances”) and there are no financing statements on file, other than those in favour of Agent, and those filed with respect to the Encumbrances; (c) no person, other than Bank, has possession or control of any Collateral of such nature that perfection of a security interest may be accomplished by possession; and (d) Company acquired its rights in the Collateral in the ordinary course of its business.

2.3	All Intellectual Property applications and registrations are valid and in good standing and Company is the owner of the applications and registrations.

2.4	Company will keep the Collateral free at all times from all claims, liens, security interests and encumbrances other than those in favour of Agent and the Encumbrances. Except as expressly permitted under the Loan Agreement dated April 30, 2003 between Company and Comerica Bank (as amended, modified or amended and restated from time to time, the “Loan Agreement”), Company will not, without the prior written consent of Agent, sell, transfer or lease, or permit to be sold, transferred or leased, any or all of the Collateral, except for Inventory in the ordinary course of its business and will not return any Inventory to its supplier. Agent and its representatives may at all reasonable times inspect the Collateral and may enter upon all premises where the Collateral is kept or might be located.

2.5	Company will do all acts and will execute or cause to be executed all writings requested by Agent to establish, maintain and continue a perfected and security interest of first priority of Agent in the Collateral. Company agrees that Agent has no obligation to acquire or perfect any lien on or security interest in any asset(s), whether realty or personalty, to secure payment of the Indebtedness, and Company is not relying upon assets in which Agent may have a lien or security interest for payment of the Indebtedness.

2.6	Company shall obtain the written consent of Agent prior to Company changing the location of its chief executive office, its principal place of business, its domicile (within the meaning of the Civil Code of Quebec) or its books and records, acquiring any new such locations, or keeping, maintaining or storing any Collateral at any location other than the locations identified in Section 5.18 below. Upon obtaining the written consent of Agent and before changing any such location or acquiring another such location (whether by purchase, lease or otherwise), Company shall provide Agent with such financing statements, charges, assignments, hypothecs, security interests, security agreements, landlord agreements, warehouseman/bailee agreements and other agreements and legal opinions as Bank may reasonably require in order to assure and maintain the Agent’s first priority, perfected security interest on the Collateral.

2.7	Company will deliver to Agent from time to time promptly upon request any Documents of Title, Instruments, Securities and Chattel Paper constituting, representing or relating to Collateral for the purpose of protecting the security interest or the priority of such security of Agent in any such Documents of Title, Instruments, Securities or Chattel Paper.

2.8	Company will pay within the time that they are to be paid without interest or penalty all taxes, assessments and similar charges which at any time are or may become a lien, charge, or encumbrance upon any Collateral, except to the extent contested in good faith and, if required by Agent, bonded in a manner satisfactory to Agent. If Company fails to pay any of these taxes, assessments, or other charges in the time provided above, Bank has the option (but not the obligation) to do so and Company agrees to repay all amounts so expended by Agent immediately upon demand therefor, together with interest thereon at the highest per annum rate applicable to any of the Indebtedness, but not in excess of the maximum rate permitted by law.

2.9

Company will keep the Collateral in good condition and will protect it from loss, damage, and deterioration from any cause. Company has and will maintain at all times (a) with respect to the Collateral, insurance under an “all risk” policy against fire and other risks customarily insured against, and (b) public liability insurance and other insurance as may be required by law or reasonably required by Agent, all of which insurance shall be in amount, form and content, and written by companies as may be satisfactory to Bank, containing a lender’s loss payable endorsement acceptable to Agent, showing Bank as additional insured and specifying that the insurer must give at least twenty (20) days notice to Agent before changing or cancelling it policy for any reason. Company will deliver to Agent immediately upon demand evidence satisfactory to Agent that the required insurance has been procured. If Company fails to maintain satisfactory insurance, Agent has the option (but not the obligation) to do so and Company agrees to repay all amounts so expended by Agent immediately upon demand, together with interest at the highest lawful default rate which could be charged by the Agent on any Indebtedness.

2.10	On each occasion on which Company evidences to Agent the account balances on and the nature and extent of the Accounts Receivable (“Accounts Receivable” consists of all accounts, intangibles, chattel paper, contract rights, deposit accounts, documents and instruments), Company shall be deemed to have warranted that except as otherwise indicated by Company (a) each of those Accounts Receivable is valid and enforceable without performance by Company of any other act; (b) each of those account balances are in fact owing, (c) there are no set-offs, recoupments, credits, contra accounts, counterclaims or defences against any of those Accounts Receivable, (d) as to any Accounts Receivable represented by a note, trade acceptance, draft or other instrument or by any Chattel Paper or document, the same have been endorsed and/or delivered by Company to Agent, (e) Company has not received with respect to any Account Receivable, any notice of the death of the related account debtor, nor of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for, assignment for the benefit of creditors by, or filing of a petition in bankruptcy by or against, the account debtor, and (f) as to each Account Receivable, the account debtor is not an affiliate of Company, any department, agency or instrumentality of the government of Canada or any of its provinces, territories or municipalities, or a citizen or resident of any jurisdiction outside of Canada or the United States of America. Company will do all acts and will execute all writings reasonably requested by Agent to perform, enforce performance of, and collect all Accounts Receivable. Except in the ordinary course of business and in a manner consistent with past practice, Company shall neither make nor permit any modification, compromise or substitution for any Account Receivable without the prior written consent of Agent. Company shall, at Agent’s request, arrange for verification of Accounts Receivable directly with account debtors or by other methods reasonably acceptable to Agent.

2.11	Company at all times shall comply in all material respects with all applicable laws including, without limitation, any laws, ordinances, directives, orders, statutes, or regulations an object of which is to regulate or improve health, safety, or the environment (“Environmental Laws”).

2.12

If Agent, in its discretion, redelivers Collateral to Company or Company’s designee for the purpose of (a) the ultimate sale or exchange thereof; (b) presentation, collection, renewal, or registration or transfer thereof; or (c) loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with it preliminary to sale or exchange, such redelivery shall be in trust for the benefit of Agent and shall not constitute a release of Agent’s security interest in it or in the proceeds or products of it unless Agent specifically so agrees in writing. If Company requests any such redelivery, Company will deliver with such request a duly executed financing statement in form and substance satisfactory to Agent. Any proceeds of Collateral coming into Company’s possession as a result of any such redelivery shall be held in trust for Agent and immediately delivered to Agent for application on the Indebtedness. Agent may (in its sole discretion) deliver any or all of the Collateral to Company, and such delivery by Agent shall discharge Agent from all liability or responsibility for such Collateral. Agent, at its option, may require delivery of any Collateral to Agent at any time with such endorsements or assignments of the Collateral as Agent may request.

2.13	At any time following the occurrence of an Event of Default (or at any time with respect to subclause (d) below) and without notice, Agent may (a) cause any or all of the Collateral to be transferred to its name or to the name of its nominees; (b) receive or collect by legal proceedings or otherwise all dividends, interest, principal payments and other sums and all other distributions at any time payable or receivable on account of the Collateral, and hold the same as Collateral, or apply the same to the Indebtedness, the manner and distribution of the application to be in the sole discretion of Agent; (c) enter into any extension, subordination, reorganization, deposit, merger or consolidation agreement or any other agreement relating to or affecting the Collateral, and deposit or surrender control of the Collateral, and accept other property in exchange for the Collateral and hold or apply the property or money so received pursuant to this Agreement; and (d) take such actions in its own name on the Company’s name as Agent, in its sole discretion, deems necessary or appropriate to establish exclusive possession over any of the Collateral of such nature that perfection of Agent’s security interest may be accomplished by possession.

2.14	Agent and the Banks may assign any of the Indebtedness and deliver any or all of the Collateral or its interest therein to its assignee, who then shall have with respect to such Indebtedness, Collateral or interest so delivered all the rights and powers of Agent under this Agreement. Following any such assignment, the Agent shall be fully discharged from all liability and responsibility with respect to Collateral so delivered.

2.15	Company shall defend, indemnify and hold harmless Agent and the Banks, their employees, agents, shareholders, affiliates, officers, and directors from and against any and all claims, damages, fines, expenses, liabilities or causes of action of whatever kind, including without limit consultant fees, legal expenses, and attorney fees, suffered by any of them as a direct or indirect result of any actual or asserted violation by Company of any law, including, without limit, Environmental Laws, or of any remediation relating to any property (to the extent remediation is the responsibility of Company) required by any law, including without limit Environmental Laws.

SECTION 3. COLLECTION OF PROCEEDS

3.1

Company agrees to collect and enforce payment of all Collateral until Agent shall direct Company to the contrary. Immediately upon notice to Company by Agent and at all times after that, Company agrees to fully and promptly cooperate and assist Agent in the collection and enforcement of all Collateral and to hold in trust for Agent all payments received in connection with Collateral and from the sale, lease or other disposition of any Collateral, all rights by way of suretyship or guaranty and all rights in the nature of a lien or security interest which Company now or later has regarding the Collateral. Immediately upon and after such notice, Company agrees to (a) endorse to Agent and immediately deliver to Agent all payments received on Collateral or from the sale, lease or other disposition of any Collateral or arising from any other rights or interests of Company in the Collateral, in the form received by Company without commingling with any other funds, and (b) immediately deliver to Bank all property in Company’s possession or later coming into Company’s possession through enforcement of Company’s rights or interests in the Collateral. Company irrevocably authorizes Agent and/or its employees or agents to endorse the name of Company upon any cheques or other items which are received in payment for any Collateral, and to do any and all things necessary in order to reduce these items to Money. Agent shall not have any duty as to the collection or protection of Collateral or the Proceeds of it, nor as to the preservation of any related rights, beyond the use of reasonable care in the custody and preservation of Collateral in the possession of Agent. Company agrees to take all steps necessary to preserve rights against prior parties with respect to the Collateral. Nothing in this Section 3.1 shall be deemed to be a consent by Agent to any sale, lease or other disposition of any Collateral.

3.2	All items or amounts which are delivered by or for the benefit of Company to Agent on account of partial or full payment of, or with respect to, any Collateral shall be applied to the payment of the Indebtedness, whether then due or not, in such order or at such time of application as Agent and the Banks may determine in its sole discretion. Company agrees that Agent shall not be liable for any loss or damage which Company may suffer as a result of Agent’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies under this Agreement. Company agrees to indemnify and hold Agent harmless from and against all such third party claims, demands or actions, and all related expenses or liabilities, including, without limitation, legal fees, except for claims arising from the gross negligence or willful misconduct of Agent.

3.3	Company agrees that immediately upon Agent’s request (whether or not an Event of Default exists), Company shall establish the cash management arrangements required by this Section 3.3, and thereafter, the following provisions of this Section 3.3 shall be in full force and effect.

(1)

Company shall at its sole expense establish and maintain, from the date of such request until the end of the term of this Agreement (or until Agent acting in its sole discretion shall notify Company that the Indebtedness is no longer required to be on a remittance basis) a Canadian post office lockbox, (the “Lock Box”) to which Agent shall have exclusive access and control. Company expressly authorizes Agent, from time to time, to remove all contents from the Lock Box, for disposition in accordance with this Agreement. Company agrees to notify all account debtors and other parties obligated to it that all payments made on any account, invoice or other collateral (other than payments by electronic funds) shall be remitted, for the credit of Company, to the Lock Box, and Company shall include a like statement on all invoices. Payments made by electronic funds transfer shall be made directly to a non-interest bearing deposit account (the “Cash Collateral Account”) to which Agent shall have exclusive access and control, and Company shall so instruct its account debtors and other parties obligated to it. Company shall execute all documents, authorizations and other agreements necessary to establish and maintain the Lock Box and the Cash Collateral Account.

(2)	Whether or not Company is required by Agent to maintain the Lock Box under this paragraph, from the date of such request until the end of the term of this Agreement, any and all cash, checks, drafts and other instruments for the payment of money received by Company at any time, in full or partial payment of any of the Collateral shall forthwith, upon receipt, be transmitted and delivered to Agent (properly endorsed, where required, so that such items may be collected by Agent). Any such items received by Company shall not be commingled with any other of Company’s funds or property, but will be held separate and apart from Company’s own funds or property, and upon express trust for the benefit of Agent until delivery is made to Agent.

(3)	All items or amounts which are remitted to the Lock Box, to the Cash Collateral Account, or otherwise delivered by or for the benefit of Company to Agent on account of partial or full payment of, or any other amount payable with respect to, any of the Collateral shall, at Agent’s option (i) be applied to the payment of the Indebtedness, whether then due or not, in such order of application as Agent may determine in its sole discretion, or, (ii) shall be deposited to the credit of the Cash Collateral Account. Company shall have no right whatsoever to withdraw any funds so deposited. Company further grants to Agent for the benefit of the Banks, a first security interest in and lien on all funds on deposit in such accounts. To the extent collected funds remain at any time on deposit in the Cash Collateral Account after payment and discharge in full of the Indebtedness (provided there is then no Event of Default hereunder), Agent shall release such surplus collected funds to Company. Company hereby irrevocably authorizes and directs Agent to endorse all items received for deposit to the Cash Collateral Account, notwithstanding the inclusion on any such item of a restrictive notation, e.g., “paid in full”, “balance of account”, or other restriction.

(4)	Company agrees that Agent and the Banks shall not be liable for any loss or damage which Company suffers or may suffer as a result of Agent’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies hereunder; provided, however, this exculpation shall not apply to direct damages arising as a result of Agent’s and the Bank’s gross negligence or willful misconduct. Company further agrees to indemnify and hold Agent and the Banks harmless from and against all such third party claims, demands or actions, including without limitation litigation costs and attorney fees.

SECTION 4. DEFAULTS, ENFORCEMENT AND APPLICATION OF PROCEEDS

4.1	Upon the occurrence of any of the following events (each an “Event of Default”), Company shall be in default under this Agreement:

(1)	Any failure to pay the Indebtedness or any other indebtedness when due, or such portion of it as may be due, by acceleration or otherwise and continuation beyond any applicable period of cure; or

(2)	Any failure or neglect to comply with, or breach of or default under, any term of this Agreement which, except in the case of Section 2.4 or 2.9, continues for fifteen (15) days after notice by Agent to Company, or any other agreement or commitment between Company, or any guarantor of any of the Indebtedness (“Guarantor”) and Bank and continuation beyond any applicable period of cure; or

(3)	Any warranty, representation, financial statement, or other information made, given or furnished to Agent or any Bank by or on behalf of Company, or any Guarantor shall be, or shall prove to have been, false or materially misleading when made, given, or furnished; or

(4)	Any loss, theft, substantial damage or destruction to or of any Collateral, or the issuance or filing of any attachment, levy, garnishment or the commencement of any proceeding in connection with any Collateral or of any other judicial process of, upon or in respect of Company, any Guarantor, or any Collateral; or

(5)	Sale or other disposition by Company, or any Guarantor of any substantial portion of its assets or property or voluntary suspension of the transaction of business by Company, or any Guarantor, or death, dissolution, termination of existence, merger, consolidation, insolvency, business failure, or assignment for the benefit of creditors of or by Company, or any Guarantor; or commencement of any proceedings under any provincial, state or Canadian or U.S. federal bankruptcy or insolvency laws or laws for the relief of debtors by or against Company, or any Guarantor; or the appointment of a receiver, interim receiver, receiver-manager, trustee, court appointee, sequestrator or otherwise, for all or any part of the property of Company, or any Guarantor; or

(6)	Agent or the Banks deem the margin of Collateral insufficient or themselves insecure, in good faith believing that the prospect of payment of the Indebtedness or performance of this Agreement is impaired or shall fear deterioration, removal, or waste of Collateral; or

(7)	A default shall occur under any instrument, agreement or other document evidencing, securing or otherwise relating to any of the Indebtedness.

4.2	Upon the occurrence of any Event of Default, Agent and the Banks may at their discretion and without prior notice to Company declare any or all of the Indebtedness to be immediately due and payable, and shall have and may exercise any one or more of the following rights and remedies:

(1)	Exercise all the rights and remedies available to secured parties under the provisions of the PPSA and other applicable law or in equity;

(2)	Institute legal proceedings to enforce the lien and security interest granted by this Agreement, to recover judgment for all amounts then due and owing as Indebtedness, and to collect the same out of any Collateral or the proceeds of any sale of it;

(3)	Institute legal proceedings for the sale, under the judgment or decree of any court of competent jurisdiction, of any or all Collateral; and/or

(4)	Personally or by their agents, attorneys, or appointment of an interim receiver, receiver or receiver manager, enter upon any premises where Collateral may then be located, and take possession of all or any of it and/or render it unusable; and without being responsible for loss or damage to such Collateral, hold, operate, sell, lease, or dispose of all or any Collateral at one or more public or private sales, leasings or other disposition, at places and times and on terms and conditions as Agent may deem fit, without any previous demand or advertisement; and except as provided in this Agreement, all notice of sale, lease or other disposition, and advertisement, and other notice or demand, any right or equity of redemption, and any obligation of a prospective purchaser or lessee to inquire as to the power and authority of Agent to sell, lease, or otherwise dispose of the Collateral or as to the application by Agent of the proceeds of sale or otherwise, which would otherwise be required by, or available to Company under applicable law are expressly waived by Company to the fullest extent permitted.

At any sale pursuant to this Section 4.2, whether under the power of sale, by virtue of judicial proceedings or otherwise, it shall not be necessary for Agent or a public officer under order of a court to have present physical or constructive possession of Collateral to be sold. The recitals contained in any conveyances and receipts made and given by Agent or the public officer to any purchaser at any sale made pursuant to this Agreement shall, to the extent permitted by applicable law, conclusively establish the truth and accuracy of the matters stated (including, without limitation, as to the amounts of the principal of and interest on the Indebtedness, the accrual and nonpayment of it and advertisement and conduct of the sale); and all prerequisites to the sale shall be presumed to have been satisfied and performed. Upon any sale of any Collateral, the receipt of the officer making the sale under judicial proceedings or of Agent shall be sufficient discharge to the purchaser for the purchase money, and the purchaser shall not be obligated to see to the application of the money. Any sale of any Collateral under this Agreement shall be a perpetual bar against Company with respect to that Collateral.

4.3	An appointed interim receiver, receiver or receiver manager, as applicable, shall, so far as concerns responsibility for his acts, be deemed the agent of Company and not of Agent, and Agent and the Banks shall not be in any way responsible for any misconduct, negligence, or non-feasance on the part of any such receiver, his servants, agents or employees. Except as may be otherwise directed by Agent, all money received from time to time by such interim receiver, receiver or receiver manager, as applicable, in carrying out his appointment shall be received in trust for and paid over to Agent. Every such interim receiver, receiver or receiver manager, as applicable, may, in the discretion of Bank, be vested with all or any of the rights and powers of Agent.

4.4	Agent and the Banks shall not be liable or accountable for any failure to exercise any of its rights or remedies, take possession of, collect, enforce, realize, sell, lease or otherwise dispose of Collateral or to institute any proceedings for such purposes. Furthermore, Agent and the Banks shall not have any obligation to take any steps to preserve rights against prior parties to any Instrument or Chattel Paper whether Collateral or Proceeds and whether or not in Agent’s possession and neither Agent nor any Bank shall not be liable or accountable for failure to do so.

4.5	Upon the occurrence of an Event of Default, Company shall, at the request of Agent, notify the account debtors or obligors of Agent’s security interest in the Collateral and direct payment of it to Agent. Agent may, itself, upon the occurrence of any Event of Default, so notify and direct any account debtor or obligor to make payment to Agent. At the request of Agent, whether or not an Event of Default shall have occurred, Debtor shall immediately take such actions as Agent shall request to establish exclusive possession by Agent over any Collateral which is of such nature that perfection of such interest may be established by possession.

4.6	The proceeds of any sale or other disposition of Collateral authorized by this Agreement shall be applied by Agent and the Banks first upon all expenses and all reasonable attorney fees and legal expenses incurred by Agent or any Bank; the balance of the proceeds of the sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to remaining Indebtedness and the surplus, if any, shall be paid over to Company or to such other person(s) as may be entitled to it under applicable law. Company shall remain liable for any deficiency, which it shall pay to Agent immediately upon demand. Company agrees that Agent shall be under no obligation to accept any noncash proceeds in connection with any sale or disposition of Collateral unless failure to do so would be commercially unreasonable. If Agent agrees in its sole discretion to accept noncash proceeds (unless the failure to do so would be commercially unreasonable), Agent may ascribe any commercially reasonable value to such proceeds. Without limiting the foregoing, Agent may apply any discount factor in determining the present value of proceeds to be received in the future or may elect to apply proceeds to be received in the future only as and when such proceeds are actually received in cash by Agent.

4.7	Nothing in this Agreement is intended, nor shall it be construed, to preclude Agent from pursuing any other remedy provided by law for the collection of the Indebtedness or for the recovery of any other sum to which Agent may be entitled for the breach of this Agreement by Company. Nothing in this Agreement shall reduce or release in any way any rights or security interests of Agent or any Bank contained in any existing agreement between Company or any Guarantor and Agent or any Bank.

4.8	No waiver of default or consent to any act by Company shall be effective unless in writing and signed by an authorized officer of Agent. No waiver of any default or forbearance on the part of Agent in enforcing any of its rights under this Agreement shall operate as a waiver of any other default or of the same default on a future occasion or of any rights.

4.9	Company (a) irrevocably appoints Agent or any agent of Agent (which appointment is coupled with an interest and which except as to subclause (2) below, may only be exercised following the occurrence of an Event of Default) the true and lawful attorney of Company (with full power of substitution) in the name, place and stead of, and at the expense of, Company and (b) authorizes Agent or any agent of Agent, in its own name, at Company’s expense, to do any of the following, as Agent, in its sole discretion, deems appropriate:

(1)	to demand, receive, sue for, and give receipts or acquittances for any money due or to become due on any Collateral and to endorse any item representing any payment on or proceeds of the Collateral;

(2)	to execute and file in the name of and on behalf of Company all financing statements or other filings deemed necessary or advisable by Agent to evidence perfect, or continue the security interests granted in this Agreement; and

(3)	to do and perform any act on behalf of Company permitted or required under this Agreement.

4.10	Upon request by Agent to Company, which may only be made following the occurrence of an Event of Default, Company also agrees to assemble the Collateral and make it available to Agent at any place designated by Agent which is reasonably convenient to Agent and Company.

SECTION 5. MISCELLANEOUS

5.1	Until Agent is advised in writing by Company to the contrary, all notices, requests and demands required under this Agreement or by law shall be given to, or made upon, Company at the first address indicated in Section 5.18 below.

5.2	Agent and the Banks assume no duty of performance or other responsibility under any contracts contained within the Collateral.

5.3	Agent and the Banks have the right to sell, assign, transfer, negotiate or grant participations or any interest in, any or all of the Indebtedness and any related obligations, including without limitation, this Agreement. In connection with the above, but without limiting their ability to make other disclosures to the full extent allowable, Agent and the Banks may disclose all documents and information which Agent and the Banks now or later have relating to Company, the Indebtedness or this Agreement, however obtained. Company further agrees that Agent and the Banks may provide information relating to this Agreement or relating to Company to their respective parent, affiliates, subsidiaries, and service providers.

5.4	In addition to Agent’s and the Bank’s other rights, any indebtedness owing from a Bank to Company can be set off and applied by such Bank on any Indebtedness at any time(s) either before or after maturity or demand without notice to anyone. Any such action shall not constitute an acceptance of collateral in discharge of the Indebtedness.

5.5	Company waives, to the extent permitted by law, any right to require Agent or any Bank to: (a) proceed against any person or property; (b) give notice of the terms, time and place of any public or private sale of personal property security held from Company or any other person, or otherwise comply with the provisions of Part 5 of the PPSA; or (c) pursue any other remedy in Agent’s or any Bank’s power. Company waives notice of acceptance of this Agreement and presentment, demand, protest, notice of protest, dishonour, notice of dishonour, notice of default, notice of intent to accelerate or demand payment of any Indebtedness, any and all other notices to which the undersigned might otherwise be entitled, and diligence in collecting any Indebtedness, and agree(s) that Agent and the Banks may, once or any number of times, modify the terms of any Indebtedness, compromise, extend, increase, accelerate, renew or forbear to enforce payment of any or all Indebtedness, or permit Company to incur additional Indebtedness, all without notice to Company and without affecting in any manner the unconditional obligation of Company under this Agreement. Company unconditionally and irrevocably waives each and every defence and set-off of any nature which, under principles of guaranty or otherwise, would operate to impair or diminish in any way the obligation of Company under this Agreement, and acknowledges that such waiver is by this reference incorporated into each security agreement, collateral assignment, pledge and/or other document from Company now or later securing the Indebtedness, and acknowledges that as of the date of this Agreement no such defence or set-off exists.

5.6	In the event that applicable law, this Agreement or the Credit Agreement shall obligate Agent to give prior notice to Company of any action to be taken under this Agreement, Company agrees that a written notice given to Company at least fifteen days before the date of the action shall be reasonable notice of the action and, specifically, reasonable notification of the time and place of any public sale or of the time after which any private sale, lease, or other disposition is to be made, unless a shorter notice period is reasonable under the circumstances or otherwise permitted by law. A notice shall be deemed to be given under this Agreement when given as provided in the Loan Agreement.

5.7	Notwithstanding any prior revocation, termination, surrender, or discharge of this Agreement in whole or in part, the effectiveness of this Agreement shall automatically continue or be reinstated in the event that any payment received or credit given by Agent or any Bank in respect of the Indebtedness is returned, disgorged, or rescinded under any applicable law, including, without limitation, bankruptcy or insolvency laws, in which case this Agreement, shall be enforceable against Company as if the returned, disgorged, or rescinded payment or credit had not been received or given by Agent or such Bank, as applicable, and whether or not Agent or such Bank relied upon this payment or credit or changed its position as a consequence of it. In the event of continuation or reinstatement of this Agreement, Company agrees upon demand by Agent to execute and deliver to Agent those documents which Agent reasonably determines are appropriate to further evidence (in the public records or otherwise) this continuation or reinstatement, although the failure of Company to do so shall not affect in any way the reinstatement or continuation.

5.8	This Agreement and the security afforded hereby is in addition to and not in substitution for any other security now or hereafter held by Agent or any Bank and is, and is intended to be, a continuing Agreement and shall remain in full force and effect until all Indebtedness contracted for or created, and any extensions or renewals thereof together with interest accruing thereon and fees due in connection therewith, shall be paid, satisfied and terminated in full.

5.9	The headings used in this Agreement are for convenience only and are not to be considered a part of this Agreement and do not in any way limit or amplify the terms and provisions of this Agreement.

5.10	When the context so requires, the singular number shall be read as if the plural were expressed and the provisions hereof shall be read with all grammatical changes necessary dependent upon the person referred to being a male, female, firm or corporation.

5.11	Nothing herein contained shall in any way obligate Agent or any Bank to grant, continue, renew, extend time for payment of or accept anything which constitutes or would constitute Indebtedness.

5.12	This Agreement and the transactions evidenced hereby shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, as the same may from time to time be in effect including, where applicable, the PPSA.

5.13	The security interest created hereby is intended to attach when this Agreement is signed by Company and delivered to Agent.

5.14	This Agreement and all the rights and remedies of Agent and the Banks under this Agreement shall inure to the benefit of Agent’s and the Banks’ successors and assigns and to any other holder who derives from Agent or any Bank title to or an interest in the Indebtedness or any portion of it, and shall bind Company and the successors and assigns of Company. Nothing in this Section 5.14 is deemed to be a consent by Agent to any assignment by Company.

5.15	If there is more than one Company, all undertakings, warranties and covenants made by Company and all rights, powers and authorities given to or conferred upon Agent and the Banks are made or given jointly and severally.

5.16	No single or partial exercise, or delay in the exercise, of any right or power under this Agreement, shall preclude other or further exercise of the rights and powers under this Agreement. The unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. No amendment or modification of this Agreement shall be effective unless the same shall be in writing and signed by Company and an authorized officer of Agent.

5.17	To the extent that any of the Indebtedness is payable upon demand, nothing , contained in this Agreement shall modify the terms and conditions of that Indebtedness nor shall anything contained in this Agreement prevent the Banks from making demand, without notice and with or without reason, for immediate payment of any or all of that Indebtedness at any time(s), whether or not an Event of Default has occurred.

5.18	Company’s chief executive office, principal place of business and domicile (within the meaning of the Civil Code of Quebec) is located and shall be maintained at:

If Collateral is located at other than the chief executive office and principal place of business, such Collateral is located and shall be maintained at:

Collateral shall be maintained only at the locations identified in this Section 5.18.

5.19	The Indebtedness shall be on a remittance basis and the provisions of Section 3.3 shall apply.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers.

TECSTAR MANUFACTURING CANADA LIMITED

By:
Name:
Title:
I/We have the authority to bind the Company.

COMERICA BANK, as Agent

By:
Name: Paul DeBono
Title: Vice President

SCHEDULE A

ADDITIONAL COLLATERAL

SCHEDULE D

ENCUMBRANCES

“Permitted Encumbrances” as that terms is defined in the Loan Agreement dated April 30, 2003, between the Company and Comerica Bank, as amended, restated, supplemented or otherwise modified from time to time.